Exhibit 99.1


News Release
FOR IMMEDIATE RELEASE

                      UNIONBANCORP, INC. ANNOUNCES ADDITION
                             TO LOAN LOSS ALLOWANCE

OTTAWA, IL, December 30, 2003 - Dewey R. Yaeger, President & Chief Executive Officer of UnionBancorp, Inc. (Nasdaq: UBCD), announced today that the Company expects to provide approximately $1.9 million to its allowance for loan losses during the fourth quarter of 2003. The Company's ongoing review of the overall credit quality in the loan portfolio noted the following: a continued deterioration in several seasoned credits during the fourth quarter of this year, downgrades of various other credits, and lingering effects of the soft economy within several markets that the Company is currently operating.

About the Company

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at http://www.ubcd.com.

Safe Harbor Statement

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.


Contact:  Dewey R. Yaeger                Kurt R. Stevenson
          Vice President and             President and
          Chief Executive Officer        Chief Financial Officer
          UnionBancorp, Inc.             UnionBancorp, Inc.
          dewey.yaeger@ubcd.com          kurt.stevenson@ubcd.com